UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2012

Chevron Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-00368	94-0890210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road, San Ramon, CA		94583
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 842-1000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2012, Chevron Corporation issued a press release announcing that on October 3, 2012, to be effective on December 1, 2012, the Board of Directors elected Dr. Alice P. Gast to the Board and named Dr. Gast to the Audit Committee. Also on that date, the Board approved a grant to Dr. Gast of restricted stock units, which is a prorated grant of the annual restricted stock unit award granted to directors under the Chevron Non-Employee Directors’ Equity Compensation and Deferral Plan. The number of stock units will be determined by multiplying the current equity retainer value ($184,000) by a fraction, the numerator of which is the number of days from the effective date of Dr. Gast’s election to the day immediately preceding the 2013 annual meeting of stockholders and the denominator of which is the number of days from the 2012 annual meeting of stockholders to the day immediately preceding the 2013 annual meeting of stockholders, and dividing that product by the closing Chevron Common Stock price on the effective date of Dr. Gast’s election. The stock units vest on the day immediately preceding the 2013 annual meeting of stockholders. Dr. Gast will also be entitled to receive the annual cash retainer for non-employee Directors, which will be prorated and paid in monthly installments of $9,667.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit

99.1	Press release issued October 3, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2012

CHEVRON CORPORATION

By	/s/ Christopher A. Butner
Christopher A. Butner
Assistant Secretary and Managing Counsel, Securities/Corporate Governance

EXHIBIT INDEX

99.1	Press release issued October 3, 2012.